Exhibit 99.1

FOR IMMEDIATE RELEASE

For press inquiries:	For investor inquiries:
Katie Brazel, Fleishman-Hillard	John Mills, ICR
for Alimera Sciences	for Alimera Sciences
404-739-0150	310-954-1105
Katie.Brazel@fleishman.com	John.Mills@ICRINC.com

U.K.’S NICE ISSUES FINAL APPRAISAL DETERMINATION RECOMMENDING ALIMERA’S ILUVIEN® FOR CHRONIC DIABETIC MACULAR EDEMA

Recommendation will provide access to funding for a subgroup of chronic DME patients

ATLANTA, September 30, 2013 – Alimera Sciences, Inc. (NASDAQ: ALIM) (Alimera), a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals, today announced that in its Final Appraisal Determination, the United Kingdom’s National Institute for Health and Care Excellence (NICE) has recommended ILUVIEN funding for the treatment of pseudophakic eyes in chronic diabetic macular edema (DME) patients that are insufficiently responsive to available therapies.

The final draft guidance reverses the published guidance issued by NICE on January 23, 2013, and takes into consideration a simple patient access scheme submitted by Alimera. In addition, NICE reviewed Alimera’s updated data analysis showing ILUVIEN’s cost effectiveness among a subgroup of chronic DME patients who have an eye that is considered pseudophakic, meaning that the eye has already undergone cataract surgery.

“I am very pleased that my chronic DME patients will soon have access through the National Health Service (NHS) to ILUVIEN as a treatment option,” said Mr. Moin Mohamed, Consultant Ophthalmic Surgeon, Guy's and St Thomas' Hospital NHS Foundation Trust, London. “Vision is precious and a major contributor to a patient’s overall quality of life. This recommendation from NICE gives chronic pseudophakic DME patients, who have exhausted all other treatment options, renewed hope. Ultimately, I would like to see ILUVIEN made available to all people with chronic DME.”

ILUVIEN, a sustained release intravitreal implant, has received marketing authorization in the U.K., Austria, Portugal, Germany, France and Spain, and is pending in Italy. ILUVIEN is currently commercially available in the U.K. and Germany.

“The NICE recommendation is a welcome development for chronic DME patients across England and Wales,” said Mr. Robin Hamilton, Consultant Ophthalmic Surgeon, Moorfields Eye Hospital NHS Foundation Trust, London. “With this determination, these patients will have access through NHS to a long-term, sustained release option for achieving improved visual acuity. ILUVIEN can have a significantly positive impact on their lives.”
“This is excellent news for Alimera, as this positive recommendation from NICE will require the National Health Service (NHS) to make funding available for ILUVIEN in England and Wales. We plan to continue to work with NICE in an effort to broaden access to ILUVIEN to include all chronic DME patients who could benefit from the treatment,” said Dan Myers, Alimera’s president and chief executive officer.
NICE’s final guidance regarding reimbursement of ILUVIEN within the NHS in England and Wales is expected to be published in November 2013.
About ILUVIEN®

ILUVIEN (190 micrograms intravitreal implant in applicator) is a sustained release intravitreal implant used to treat vision impairment associated with chronic DME considered insufficiently responsive to available therapies. Each ILUVIEN implant provides a therapeutic effect of up to 36 months by delivering sustained sub-microgram levels of fluocinolone acetonide (FAc). ILUVIEN is injected in the back of the patient's eye to a position that takes advantage of the eye's natural fluid dynamics. The applicator employs a 25-gauge needle, which allows for a self-sealing wound. In the FAME™ Study, the most frequently reported adverse drug reactions included cataract development and increased ocular pressure.

About Alimera Sciences, Inc.

Alimera Sciences, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals. Alimera’s European operations are conducted from London by its wholly-owned subsidiary, Alimera Sciences Limited.
Forward Looking Statements
This press release contains "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, the extent of the commercial availability and funding of ILUVIEN in the United Kingdom. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to NICE’s acceptance of the recommendations contained in ACD, uncertainty as to Alimera's ability to commercialize, and market acceptance of, ILUVIEN in the United Kingdom, as well as other factors discussed in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of Alimera's Annual Report on Form 10-K for the year ended December

31, 2012 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, which are on file with the Securities and Exchange Commission (SEC) and available on the SEC's website at www.sec.gov. In addition to the risks described above and in Alimera's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect Alimera's results. There can be no assurance that the actual results or developments anticipated by Alimera will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Alimera. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.
All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. Alimera cautions investors not to rely too heavily on the forward-looking statements Alimera makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

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